1290 Avenue of the Americas
                                                     New York, New York  10019



GROUP ANNUITY CONTRACT NO.:

CONTRACT HOLDER:                             THE CHASE MANHATTAN BANK, NA

PARTICIPANT:                                 JOHN DOE

REGISTER DATE:                               OCTOBER 1, 1998


This Contract is issued in consideration of payment of the Contributions under the terms of this Contract.

The terms of this Contract, which include the following pages, are agreed to by the Contract Holder and The Equitable Life Assurance Society of the United States ("Equitable").



FOR THE CONTRACT HOLDER                          FOR THE EQUITABLE



BY:                                          BY :
   -------------------------------                ------------------------------
                                                  President and Chief Executive
                                                            Officer



TITLE:     Vice President                    BY:
      ---------------------------               --------------------------------
                                                Vice President, Secretary and
                                                  Associate General Counsel


DATED:                                       BY:
      --------------------------                --------------------------------
                                                      Assistant Registrar


AT :     New York, New York                  DATE OF ISSUE:
      --------------------------                           ---------------------




THE PORTION OF ANNUITY ACCOUNT VALUE HELD IN THE SEPARATE ACCOUNTS MAY INCREASE OR DECREASE IN VALUE AS DESCRIBED IN PART II OF THIS CONTRACT.

                                         INTEREST RATE GUARANTEE - FIXED ANNUITY
                                         BENEFITS - NON-PARTICIPATING



No. 1048-98-GC-OH

                                TABLE OF CONTENTS


                                                                            Page

Part I       -    DEFINITIONS                                                  3
Part II      -    INVESTMENT OPTIONS                                           6
Part III     -    CONTRIBUTIONS AND ALLOCATIONS                               10
Part IV      -    TRANSFERS AMONG INVESTMENT OPTIONS                          11
Part V       -    WITHDRAWALS, DEATH BENEFITS, AND TERMINATION                13
Part VI      -    WITHDRAWALS TO EFFECT PLAN LOANS                            18
Part VII     -    ANNUITY BENEFITS                                            20
Part VIII    -    ANNUITY ACCOUNT VALUES                                      22
Part IX      -    CHARGES                                                     23
Part X       -    GENERAL PROVISIONS                                          25

APPENDIX A                                                                    27




No. 1048-98-GC-OH                                                         Page 2

                              PART I - DEFINITIONS


SECTION 1.01   ANNUITY ACCOUNT VALUE

"Annuity Account Value" means the sum of the amounts held with respect to a Participant in the Guaranteed Interest Account and the Separate Accounts. The amount held with respect to a Participant in a Separate Account at any time is equal to the number of Accumulation Units in such Separate Account held with respect to such Participant multiplied by the Accumulation Unit Value thereof at such time.

SECTION 1.02 ANNUITY BENEFIT

"Annuity Benefit" means a benefit payable by Equitable pursuant to Part VII of this Contract.

SECTION 1.03  ANNUITY COMMENCEMENT DATE

"Annuity Commencement Date" means the date, reported to Equitable by or on behalf of the Participant as described in Section 7.02, on which annuity payments are to commence.

SECTION 1.04 APPLICATION

"Application" means the application for participation under this Contract signed by the Participant and accepted by Equitable.

SECTION 1.05  BUSINESS DAY

A "Business Day" is any day on which Equitable is open and the New York Stock Exchange is open for trading. Equitable's Business Day ends at 4:00 P.M., Eastern Time, or such other time as Equitable designates upon written notice to the Employer.

SECTION 1.06  CASH VALUE

"Cash Value" means an amount equal to the Annuity Account Value held for each Participant, less any charge that applies as described in Part IX.

SECTION 1.07 CODE

"Code" means the Internal Revenue Code of 1986, as now or hereafter amended, or any corresponding provisions of prior or subsequent United States revenue laws.

SECTION 1.08  CONTRACT

"Contract" means this contract and the Application.

SECTION 1.09 CONTRACT DATE

"Contract Date" means the date as of which the first Contribution made pursuant to any Contract issued by Equitable as a funding vehicle under the Plan, is received by Equitable.

SECTION 1.10  CONTRACT YEAR

"Contract Year" means, with respect to the Plan, the twelve month period starting on (i) the Contract Date and (ii) each anniversary of the Contract Date, unless Equitable agrees to another period.

SECTION 1.11  CONTRIBUTION


"Contribution" means a payment made to Equitable pursuant to the Plan and as described in Section 3.01.


No. 1048-98-GC-OH                                                         Page 3

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SECTION 1.12  EMPLOYER

"Employer" means an Employer which has adopted a Plan which participates under this Contract.

SECTION 1.13  GUARANTEED INTEREST RATE

"Guaranteed Interest Rate" means the effective annual rates at which interest accrues on the amount in the Guaranteed Interest Account.

SECTION 1.14  INVESTMENT FUND

"Investment Fund" means a subdivision of a Separate Account. An Investment Fund may invest its assets in a separate class (or series) of shares of a specified trust or investment company where each class (or series) represents a separate portfolio in the specified trust or investment company.

SECTION 1.15  INVESTMENT OPTION

"Investment Option" means the Guaranteed Interest Account, a Separate Account, or an Investment Fund of a Separate Account.

SECTION 1.16  PARTICIPANT

"Participant" means a person covered under and eligible to participate in the Plan who has applied for the Contract, and who may exercise rights hereunder to the extent permitted by the Plan.

SECTION 1.17  PARTICIPATION DATE

"Participation Date" means the earliest of (a) the Business Day on which the Participant has signed an application for this Contract, (b) the Business Day on which the Participant was enrolled under the Prior Contract, if applicable, and
(c) the Business Day on which the first Contribution for the Participant is received at the Processing Office.

SECTION 1.18  PARTICIPATION YEAR

"Participation Year" means, with respect to the Participant, the twelve month period starting on (i) the Participation Date and (ii) each anniversary of the Participation Date, unless Equitable agrees to another period.

SECTION 1.19  PLAN

"Plan" means a defined contribution plan adopted pursuant to Ohio law by the Employer named in the Application. The Plan must intend to meet the requirements for qualification under Section 401(a) or 403(a) of the Code.

SECTION 1.20  PRIOR CONTRACT

"Prior Contract" means a contract issued by Equitable and from which the Employer and Equitable have agreed to transfer certain liabilities associated with the Plan to this Contract.

SECTION 1.21  PROCESSING OFFICE

"Processing Office" means the Equitable administrative office or such other location as Equitable may designate upon written notice to the Participant.

SECTION 1.22  SEPARATE ACCOUNT

"Separate Account" means any of the Separate Accounts described or referred to in Sections 2.02 and 2.06.


No. 1048-98-GC-OH                                                         Page 4

SECTION 1.23  SOURCE

"Source" means any of the various sources of Contributions, if applicable, if Equitable has agreed at the Employer's request to maintain records with respect to each Source that applies to each Participant pursuant to the Plan. For example, a Source may arise from Employer contributions or from employee contributions, including without limitation post-tax and salary deferral contributions. The Employer will determine and report each Source to Equitable, in a form acceptable to Equitable.

SECTION 1.24  TRANSACTION DATE

The Transaction Date is the Business Day Equitable receives at the Processing Office a Contribution or a transaction request providing the information Equitable needs. Transaction requests must be in a form acceptable to Equitable.


No. 1048-98-GC-OH                                                         Page 5

                          PART II - INVESTMENT OPTIONS

SECTION 2.01  GUARANTEED INTEREST ACCOUNT - CONDITIONS

(A)    GUARANTEED INTEREST ACCOUNT

       Any amount held in the Guaranteed Interest Account becomes part of Equitable's general assets, which support the guarantees of this Contract as well as other obligations of Equitable.

       The amount in such Account at any time with respect to the Plan is equal to the sum of:

       o all amounts that have been allocated or transferred to such Account, plus

       o    the amount of any interest credited, less

       o all amounts that have been withdrawn (including charges) or transferred from such Account.

       Equitable will credit the amount held in the Guaranteed Interest Account with interest at effective annual rates that Equitable determines. Equitable will also determine a minimum Guaranteed Interest Rate that will remain in effect throughout a stated twelve-month period. The Application will describe the initial Rate(s) to apply for a stated period or periods starting with the Contract Date.

(B)    CONDITIONS

       The Participant agrees:

       (i) With respect to the investment option of the Plan that is funded under the Guaranteed Interest Account, to the extent that the Plan provides that allocations to, and transfers to and from, such option are to be made solely at the discretion of the individuals covered by the Plan, such allocations and transfers will be made without any direction or influence from the Employer or trustee for the Plan. Equitable is to be given at least 60 days advance written notice by the Employer of any noncompliance with this condition.

       (ii)The Employer is to provide Equitable with any amendment to the Plan or its investment policy, any communication by the Employer to the individuals covered by the Plan concerning the Guaranteed Interest Account or the investment option of the Plan to which it relates, or any change in the manner in which the Plan is administered with respect thereto. Any such document is to be provided to Equitable at least 60 days before its effective date. Equitable may also request, and the Employer will thereupon provide, any other information that Equitable reasonably determines would bear upon the flow of funds to and from the Guaranteed Interest Account.

       If the conditions stated in (i) and (ii) above are not complied with, if the Employer fails to remit Contributions in accordance with Section 3.01, or if Equitable determines and so notifies the Employer by written notice that an amendment to the Plan, its investment policy, or any change in the manner in which the Plan is administered would materially and adversely affect the flow of funds to or from the Guaranteed Interest Account, then Equitable will have the right to:

       (i) decline further requests for transfers to or from the Guaranteed Interest Account; and/or

       (ii)deem that a termination of Plan participation has occurred under this Contract and that the Participant has requested Equitable to make payment in accordance with Section 5.03.

       Equitable further has the right, pursuant to the terms of Section 3.01 and of Section 5.01, to deem that a termination of Plan participation has occurred and to apply the terms of subsection (b) of Section 5.03.


No. 1048-98-GC-OH                                                         Page 6

SECTION 2.02  SEPARATE ACCOUNT

The Separate Accounts set forth in the Application are available under this Contract. A Separate Account may be subdivided into Investment Funds.

The assets of a Separate Account are Equitable's property. The portion of Equitable's assets equal to the reserves and other contract liabilities will not be chargeable with liabilities which arise out of any other business Equitable conducts. Equitable may transfer assets of a Separate Account or an Investment Fund in excess of the reserves and other liabilities with respect to such Account or Fund to another Separate Account or Investment Fund or to Equitable's general account.

Equitable may, at its discretion, invest Separate Account assets in any investment which applicable law permits. Equitable may rely conclusively on the opinion of counsel (including counsel in its employ) as to what investments Equitable may make as law permits.

If Equitable changes a Separate Account or adds separate accounts as described in Section 2.06, then the terms herein related to the Separate Account will apply to the changed or added account(s).

SECTION 2.03  SEPARATE ACCOUNT ACCUMULATION UNITS AND UNIT VALUES

The amount in a Separate Account with respect to the Plan at any time is equal to the number of Accumulation Units in that Account with respect to the Plan multiplied by the Accumulation Unit Value which applies at that time. For the purposes of this Contract, "Accumulation Unit" means a unit which is purchased in a Separate Account, and "Accumulation Unit Value" means the dollar value of each Accumulation unit in a Separate Account on a given date. (If Investment Funds apply as described in Section 2.02, then the terms of this Section 2.03 apply separately to each Fund, unless otherwise stated.)

Amounts allocated or transferred to a Separate Account are used to purchase Accumulation Units of that Account. Units are redeemed when amounts are deducted, transferred or withdrawn.

The number of Accumulation Units in a Separate Account at any time is equal to the number of Accumulation Units purchased minus the number of Units redeemed in that Account up to that time. The number of Accumulation Units purchased or redeemed in a transaction is equal to the dollar amount of the transaction divided by the Account's Accumulation Unit Value for that Transaction Date.

Equitable determines Accumulation Unit Values for each Separate Account for each Valuation Period. A "Valuation Period" is each Business Day together with any consecutive preceding non-business days. For example, for each Monday which is a Business Day, the preceding Saturday and Sunday will be included to equal a three-day Valuation Period.

Unless the following paragraph applies, the Accumulation Unit Value for a Separate Account for any Valuation Period is equal to the Accumulation Unit Value for the immediately preceding Valuation Period multiplied by the ratio of
(i) the Value of the Separate Account at the close of business at the end of the current Valuation Period, before any amounts are allocated to or withdrawn from the Separate Account in that Period, to (ii) the Value of the Separate Account at the close of business at the end of the preceding Valuation Period, after all allocations and withdrawals were made for that Period. For this purpose, "Value of the Separate Account" means the market value or, where there is no readily available market, the fair value of the assets allocated to the Separate Account, as determined in accordance with Equitable's rules, accepted accounting practices, and applicable laws and regulations. For certain Separate Accounts, however, further details as to the Value of the Separate Account may be described in the Application.

To the extent the Separate Account invests in Investment Funds, and the assets of the Funds are invested in a class or series of shares of a specified trust or investment company, then the Accumulation Unit Value of an Investment Fund for any Valuation Period is equal to the Accumulation Unit Value for that Fund on the immediately preceding Valuation Period multiplied by the Net Investment Factor for that Fund for the current Valuation Period. The Net Investment Factor for a Valuation Period is (a) divided by (b) minus (c), where

       (a) is the value of the Investment Fund's shares of the related portfolio of the specified trust or investment company at the end of the Valuation Period (before taking into account any amounts allocated to or withdrawn from the Investment Fund for the Valuation Period and after deduction of investment advisory fees and other expenses of the specified trust or investment company; for this purpose, Equitable uses the share value reported to Equitable by the specified trust or investment company);


No. 1048-98-GC-OH                                                         Page 7

       (b) is the value of the Investment Fund's shares of the related portfolio of the specified trust or investment company at the end of the preceding Valuation Period (taking into account any amounts allocated or withdrawn for that Valuation Period);

       (c) is the daily Separate Account charge (see Section 9.04) for the expenses of the Contract, times the number of calendar days in the Valuation Period, plus any charge for taxes or amounts set aside as a reserve for taxes.

SECTION 2.04  AVAILABILITY OF INVESTMENT OPTIONS

Section 3.01 of this Contract describes the allocation of Contributions among Investment Options stated in the Application. The election is subject to the following:

       (a) The availability of Investment Options will be subject to the terms of the Plan, as reported to Equitable by the Employer.

       (b) Equitable reserves the right to limit the number of Investment Options which may be elected. If this right is exercised, it will be done so on a uniform and nondiscriminatory basis and will in no event result in the availability of fewer than four Investment Options.

SECTION 2.05  TYPES OF INVESTMENT OPTIONS

The Investment Options may consist of funds which are classified as "Type A" Investment Options or "Type B" Investment Options, or any other type which may be specified in the Application, as Equitable designates in its discretion for purposes of the transfer rules described in Section 4.02. The Application will identify the specific Investment Options available pursuant to the terms of
Section 2.04 and whether such Investment Options are designated Type A or Type
B.

SECTION 2.06  CHANGES WITH RESPECT TO SEPARATE ACCOUNTS

In addition to the right reserved pursuant to subsection (b) of Section 2.04, Equitable reserves the right, subject to compliance with applicable law, including approval of Participants if required:

       (a) to add Investment Funds (or sub-funds of Investment Funds) to, or to remove Investment Funds (or sub-funds) from, a Separate Account, or to add or remove Separate Accounts;

       (b) to combine any two or more Investment Funds or sub-funds thereof, which, in Equitable's judgment, have the same general investment objectives;

       (c) to transfer the assets Equitable determines to be the share of the class of contracts to which this Contract belongs from any Separate Account or Investment Fund to another Separate Account or Investment Fund which, in Equitable's judgment, has the same general investment objectives;

       (d) to operate the Separate Account or any Investment Fund as a management investment company under the Investment Company Act of 1940;

       (e) to register or deregister the Separate Account or any Investment Fund under the Investment Company Act of 1940, provided that such action conforms with the requirements of applicable law;

       (f) to restrict or eliminate any voting rights as to any Separate
           Account;

       (g) to cause one or more Separate Accounts or Investment Funds to invest some or all of their assets in one or more other trusts or investment companies which, in Equitable's judgment, have the same general investment objectives.


No. 1048-98-GC-OH                                                         Page 8

A portfolio might, in Equitable's judgment, become unsuitable for investment by a Separate Account or an Investment Fund, in view of legal, regulatory, or federal income tax restrictions. In such event, shares of another series or shares of another unit investment trust may be substituted for shares already purchased with respect to the Separate Account or as the security to be purchased in the future, provided that such substitution meets applicable federal income tax guidelines and, to the extent required by law, has been approved by the Securities and Exchange Commission and such other regulatory authorities as may be necessary.

If the exercise of these rights results in a material change in the underlying investments of a Separate Account or an Investment Fund, the participant will be notified of such exercise, as required by law.




No. 1048-98-GC-OH                                                         Page 9

                    PART III - CONTRIBUTIONS AND ALLOCATIONS

SECTION 3.01  CONTRIBUTIONS, ALLOCATIONS


The Participant or the Employer on the Participant's behalf will remit as Contributions hereunder all amounts maintained with respect to the Contract and all amounts directed thereto as contributions, unless Equitable agrees otherwise in writing or unless such remittance is to cease pursuant to the terms of this Contract. Rollover or direct transfer contributions may be made if and as permitted under the Plan. However, Equitable reserves the right to refuse other contributions such as non-deductible voluntary contributions. Equitable has the right to require a minimum aggregate amount of Contributions on an annual basis; the Application will specify if a minimum applies. If any such minimum amount requirement is not met, Equitable has the right to deem that a termination of Plan participation has occurred and to apply the terms of subsection (b) of
Section 5.03.


The Application states which Investment Options will be available under the Contract with respect to the Plan, subject to the terms of Section 2.04. Contributions may be allocated to, or transfers made among, these Options.

Each Contribution is allocated (after deduction of any tax charge that may apply) in accordance with the allocation instructions submitted in a form acceptable to Equitable. Contributions made to an Investment Fund will be used to purchase Accumulation Units in that Fund, using the Accumulation Unit Value then available with respect to that Fund.

SECTION 3.02  DISCONTINUANCE OF  CONTRIBUTIONS

Contributions under the Contract will continue with respect to the Plan subject to an election made by the Employer, Participant or Equitable according to the following:

(a)    The Employer or Participant may notify Equitable at any time, pursuant to
       Section 4.03 and subsection (b) of Section 5.03, that participation of the Plan under the Contract is to be terminated, in which case Contributions will be discontinued with respect to the Plan and payments may be made as described in subsection (b) of Section 5.03.

(b) Equitable reserves the right, upon 90 days' notice to the Participant and Employer before any anniversary of the Contract Date which occurs on or after the fifth such anniversary, to discontinue acceptance of Contributions under this Contract. However, such right may be exercised only if withdrawals under the Contract with respect to the Plan would not be subject to a Withdrawal Charge pursuant to Section 9.01. If Equitable exercises this right, Equitable will then also have the right to pay all amounts held for the Participant under the Contract on the same basis as if a Plan termination had occurred; that is, such amounts would be paid as described in subsection (a) of Section 5.03.

       Equitable may exercise this right for reasons including, but not limited to, (a) a decision by Equitable to replace the terms of this Contract with terms available under a different contract for plans qualified under
       Section 401(a) of the Code or (b) the aggregate amount of Contributions is less than the required minimum, if applicable pursuant to Section
       3.01. Equitable will, in its notice of discontinuance, inform the Employer and Participant of the reason for such discontinuance.


No. 1048-98-GC-OH                                                        Page 10

                  PART IV - TRANSFERS AMONG INVESTMENT OPTIONS

SECTION 4.01  TRANSFER REQUESTS

The Participant may upon written request transfer, pursuant to the terms of the Plan, all or part of the amount held in an Investment Option to one or more of the other Options. A transfer request must be made in a form acceptable to Equitable. The request will specify the Source(s), if applicable as described in
Part VIII, to which the transfer applies. All transfers will be made on the Transaction Date and will be subject to the terms of Section 4.02 and to Equitable's rules in effect at the time of transfer. With respect to a Separate Account, the transfers will be made at the Accumulation Unit Value next computed after the Transaction Date.

SECTION 4.02  TRANSFER RULES

The maximum amount which may be transferred with respect to the Contract from the Guaranteed Interest Account to a Separate Account or any Investment Fund of a Separate Account, during any period consisting of the current and three immediately preceding calendar quarters (the "Transfer Period"), is:

       (a) a percentage of the amount in the Guaranteed Interest Account with respect to the Contract on the last day of the calendar year which precedes the date of transfer or, if greater,

       (b) the total of all amounts transferred at the Participant's request from the Guaranteed Interest Account to any Separate Account or Investment Fund in such preceding calendar year.

The percentage referred to in subsection (a) above will be stated in the Application. The actual percentage to apply with respect to each Contract will be determined by Equitable on a uniform and nondiscriminatory basis. In any event, Equitable may not impose a transfer rule which involves a percentage less than 5%.

SECTION 4.03  TERMINATION OF CONTRACT PARTICIPATION

The terms of this Section 4.03 apply if the terms of Section 5.03 apply, as specified in the Application.

In the case of a Plan for which a notice is received regarding the Participant's termination of participation under this Contract as described in subsection (b) of Section 5.03, no transfers may be made on and after the date Equitable receives a request for withdrawal from the Guaranteed Interest Account pursuant to such subsection (b) of Section 5.03.

In addition, if the termination of participation is due to termination of the Plan as described in subsection (a) of Section 5.03, then no transfers may be made on and after the date Equitable receives notice of the Plan termination and before a period of 90 days has elapsed, except that transfers already being made under any automatic transfer option available from Equitable will be continued during such period. After the end of such 90-day period, transfers will be permitted and, regardless of which Separate Account Investment Options had been elected with respect to the Plan, the maximum amount that may be transferred to a Separate Account or an Investment Fund of a Separate Account from the Guaranteed Interest Account in any Transfer Period will be an amount equal to a percentage (determined as described by notice to the Participant from Equitable) of the amount, if any, that was held in the Guaranteed Interest Account as of the last day of such 90-day period.

SECTION 4.04  CHANGES

Equitable reserves the right to:

       (a) defer transfers for up to six months, as described in Section 10.03,

       (b) revise the transfer rules described in Section 4.02; and

       (c) charge for any transfer after the first four such transfers on behalf of a Participant made in any calendar year, as described in Section 9.03.

Any action taken pursuant to subsection (b) or (c) above will be made by Equitable upon 90 days' advance notice to the Participant.


No. 1048-98-GC-OH                                                        Page 11

             PART V - WITHDRAWALS , DEATH BENEFITS, AND TERMINATION

SECTION 5.01  WITHDRAWALS

The Participant or the Employer on behalf of the Participant may make a written request to Equitable for a withdrawal from the Investment Options with respect to a Participant pursuant to the terms of the Plan.

On the Transaction Date, Equitable will pay the amount of the withdrawal requested or, if less, the Cash Value, subject to the terms of section 9.01. The withdrawal to be made to provide the payment will be made from the Investment Options specified, subject to the terms of Section 8.02. The payment arising from the withdrawal will be made to the Participant unless the Participant and Equitable agree to another payee.

However, prior to making any payment, Equitable may request from the Employer or Participant such information as it may reasonably require to determine that the withdrawal is necessary and proper under the terms of the Plan and is not made in order to avoid the effect of subsection (b) of section 5.03. In addition, Equitable may request from the Employer or Participant similar information with respect to withdrawals previously made. If (a) such information is not submitted as requested, or (b) Equitable determines from information submitted that withdrawals previously made were made in order to avoid the effect of subsection
(b) of section 5.03, or (c) Equitable determines that the pattern of certain withdrawals previously made has the effect of a termination of participation under this Contract with respect to the Plan, then Equitable has the right to deem that a termination of Plan participation has occurred in whole or in part and to apply the terms of subsection (b) of Section 5.03. In the event that the terms of subsection (b) of Section 5.03 are so applied, and pursuant to such terms a Market Value Adjustment would have been assessed with respect to the aggregate amount of such previous withdrawals, then the Participant will pay to Equitable an amount equal to such Market Value Adjustment, as determined by Equitable; if such amount is not paid as required, Equitable will have the right to deduct the amount proportionately from the Investment Options under this Contract.

SECTION 5.02  DEATH BENEFIT & BENEFICIARY DESIGNATION

SECTION 5.02.1  BENEFICIARY

A Participant may, pursuant to the Plan, including any spousal consent provisions thereof, designate (with the right to change such designation from time to time) a beneficiary or beneficiaries to receive any payment with respect to the Participant becoming due to a beneficiary under this Contract. Equitable reserves the right to restrict the designation of a nonspouse beneficiary for married Participants under age 35. Any other person to whom periodic payments are payable under this Contract may designate (with the right to change such designation from time to time) a beneficiary or beneficiaries to receive any single sum payment or any remaining periodic payments becoming due upon the death of such person, if no prior designation is then in effect with respect thereto.

Any designation or change shall be by written notice filed at the Processing Office, except that a designation or change made by a Participant who has not attained his Annuity Commencement Date shall be by written notice filed with the Employer or Employer Plan Trustee. Upon receipt of said notice by Equitable, such designation or change shall take effect as of the date shown on said notice as the date on which it was signed, whether or not the person making such designation or change is living at the time of receipt, but without further liability on the part of Equitable with respect to any payment made by it before the receipt by it of (a) said notice or (b) a written report from the Employer or Employer Plan Trustee that such party received said notice.

SECTION 5.02.2  DEATH BENEFITS

Upon Equitable's receipt of evidence satisfactory to it of the death of a Participant, a death benefit will be payable to the beneficiary designated in accordance with Section 5.02.1. Such death benefit will be equal to the Annuity Account Value as of the applicable Transaction Date.

The beneficiary or beneficiaries with respect to such death benefit may elect any of the following methods of disposition, subject to the requirements of law and Equitable's rules then in effect:

         (a) To receive the death benefit in a single sum;

         (b) To apply the death benefit to the purchase of an Annuity Benefit in a form then offered by Equitable;

         (c) To apply the death benefit to provide any other form of benefit then offered by Equitable;

         (d) To apply the death benefit to an account or accounts under this Contract maintained for the benefit of such beneficiary or beneficiaries.

Unless Equitable receives suitable written instructions to the contrary from the Employer, Employer Plan Trustee or such beneficiary or beneficiaries on the date on which it receives due proof of the death of the Participant, any amounts then held with respect to the Participant in certain Investment Options will be transferred to one Investment Option as described below,


No. 1048-98-GC-OH                                                        Page 12
and the entire Annuity Account Value will be held therein pending disposition of the death benefit in accordance with the immediately preceding paragraph.

Such transfer will be (a) of any amounts not then in the Money Market Fund to such Money Market Fund if such Money Market Fund is then applicable under this Contract to the Plan, and (b) in any other case, of any amounts not then in the Guaranteed Interest Account to the Guaranteed Interest Account.

Equitable will pay or apply a death benefit in accordance with the election described in the second paragraph of this Section 5.02.2. Upon such disposition in accordance with Clauses (a), (b), or (c) of such paragraph, the amount held in the Investment Options with respect to the Participant and the Annuity Account Value will be zero. Equitable will thereupon be released from any and all liability for payment with respect to the Annuity Account Value.

Any beneficiary who elects to dispose of the death benefit by having it applied to an account in accordance with the Clause (d) of the second paragraph of this
Section 5.02.2, will be subject to the following:

       (a) The beneficiary will be entitled to defer distribution of the account to the extent permitted by the Plan and applicable law;

       (b) The value of the account will be determined at the time of distribution to the beneficiary and, depending upon investment gains or losses, may be worth more or less than the initial value of the account;

       (c) If the beneficiary dies before taking full distribution of the account, a death benefit will be determined with respect to the account as though such beneficiary were a Participant; and

       (d) Such account may be allocated to, and transferred among, the Investment Options in accordance with the provisions of this Contract as applicable to Annuity Account Values with respect to Participants.

In any event, any death benefit paid pursuant to this Section 5.02 will be paid in accordance with the minimum distribution rules of Section 401(a)(9) of the Code and applicable Treasury Regulations and as specified by the Plan. If the Participant dies while a loan is outstanding, the loan will automatically default and be subject to a federal income tax as a plan distribution.

SECTION 5.03  TERMINATION OF COVERAGE UNDER THE CONTRACT

The terms of this Section 5.03 will apply if specified in the Application.

(A)      PLAN TERMINATION:

         Upon receipt of notice that the Plan is to terminate, in whole or in part, without immediate establishment of a successor plan sponsored by the Employer, withdrawals will be made in accordance with the following:

         (1)    WITHDRAWALS FROM SEPARATE ACCOUNTS:

                After such notice has been received, any withdrawal from any other Investment Option that is requested by the Participant or Employer on behalf of a Participant will continue to be made in accordance with the provisions of Section 5.01.

         (2)    WITHDRAWALS FROM THE GUARANTEED INTEREST ACCOUNT:

                After such notice has been received, any withdrawal from the Guaranteed Interest Account that is requested by the Participant or the Employer on behalf of a Participant, other than a withdrawal that is in connection with a "Benefit Distribution" described in subsection (f) below, will be made in accordance with this subsection (a)(2) in lieu of the provisions of Section
                5.01. Equitable will accept requests for such withdrawals only after 90 days has elapsed from Equitable's receipt of the notice. Payment of the requested withdrawal will commence, or will be made, within 30 days of the later of (i) receipt of such request at Equitable's Processing Office, or (ii) the end of such 90-day period.

                Equitable will, subject to the following provisions, pay such withdrawal in annual installments over a period not to exceed 59 months, as described in subsection (d) below and without a Market Value Adjustment described in subsection (g) below or Withdrawal Charge described in Section 9.01.


No. 1048-98-GC-OH                                                        Page 13

                If, during the installment period, the Employer or Participant reports to Equitable that all or part of the balance of the installments are to be paid in connection with a Benefit Distribution, Equitable will pay in a single sum the amount requested.

                Equitable reserves the right to pay such withdrawal in a single sum in lieu of such annual installments, if the aggregate amount held in the Guaranteed Interest Account with respect to the Contract is less than $1,000,000. Such single sum will be equal to the lesser of (i) the amount of withdrawal requested, minus any Withdrawal Charges that apply pursuant to Section 9.01, and
                (ii) the amount of withdrawal requested reduced by any Market Value Adjustment that applies pursuant to subsection (g) below, provided, however, that such Market Value Adjustment will not exceed 7%. If a Market Value Adjustment applies, then the amount to be paid will be determined as of the "Calculation Date" defined in subsection (g) below, and will include interest at the then applicable Guaranteed Interest Rate from the Calculation Date to the "Effective Date of Withdrawal" defined in subsection (g) below.

                In addition, the Participant may request that the withdrawal be paid in a single sum in lieu of such annual installments. If Equitable has agreed, then such single sum will be equal to the amount described in the immediately preceding paragraph, without regard, however, to the 7% limit on a Market Value Adjustment.

                Any amount to be paid pursuant to this subsection (a)(2) plus, if applicable, any Withdrawal Charge described in Section 9.01 or Market Value Adjustment will be withdrawn from the amounts held in the Guaranteed Interest Account.

(B)      TERMINATION OF PLAN PARTICIPATION UNDER THIS CONTRACT:

         If the Employer terminates the Plan's participation under this Contract or if the Participant terminates this Contract in whole or in part, Equitable will, if the Employer so requests, pay the amounts held with respect to the Plan or part thereof in accordance with the following:

         (1)    WITHDRAWALS FROM SEPARATE ACCOUNTS:

                Equitable will pay the aggregate of the amounts then held in any Separate Account with respect to the Plan, minus any applicable Withdrawal Charges. Such payment will be made in a single sum or other form as requested by the Employer.

         (2)    WITHDRAWALS FROM THE GUARANTEED INTEREST ACCOUNT:

                  (A) The amounts in the Guaranteed Interest Account will be paid in annual installments over a period not to exceed 59 months, as described in subsection (d) below.

                  (B) No Withdrawal Charge or Market Value Adjustment will apply with respect to the installments.

                  (C) If the terms of Part VIII apply, Equitable will have the right to discontinue maintenance of Participant-level records and, in lieu thereof, to (i) treat all amounts remaining in the Investment Options as a single Annuity Account Value, with the Employer as sole Participant, and
                       (ii) rely fully upon the advice of the Employer for any Participant-level information required to process transactions hereunder, including but not limited to the payment of death benefits.

                  (D) Anything in this Contract to the contrary notwithstanding, any repayments of loans, as described in
                       Part VI of this Contract, on and after the beginning of the installment period are to be made to the then active funding vehicle of the Plan.

                  (E) On and after Equitable's receipt of the Employer's request for payment, no other withdrawals from, and no transfers to or from, the Guaranteed Interest Account will be made except in conjunction with Benefit Distributions subject to subsection (F) following.


No. 1048-98-GC-OH                                                        Page 14

                  (F) The amount of any withdrawal for a Benefit Distribution while installments are in progress will be the amount required therefor, minus any amount then held in another funding vehicle with respect to the Plan.

                  (G) On and after the Employer's request for termination of the Plan's participation under this Contract, no further Contributions may be made to the Guaranteed Interest Account with respect to the Plan.

                  Equitable reserves the right to pay such withdrawal in a single sum in lieu of such annual installments, if the aggregate amount held in the Guaranteed Interest Account with respect to the Plan is less than $1,000,000. Such single sum will be equal to the lesser of (i) the amount of withdrawal requested, minus any Withdrawal Charges that apply pursuant to
                  Section 9.01, and (ii) the amount of withdrawal requested reduced by any Market Value Adjustment that applies pursuant to subsection (g) below, provided, however, that such Market Value Adjustment will not exceed 7%. If a Market Value Adjustment applies, then the amount to be paid will be determined as of the "Calculation Date" defined in subsection
                  (g) below, and will include interest at the then applicable Guaranteed Interest Rate from the Calculation Date to the "Effective Date of Withdrawal" defined in subsection (g) below.

                  In addition, the Employer may request that the withdrawal be paid in a single sum in lieu of such annual installments. If Equitable has agreed, then such single sum will be equal to the amount described in the immediately preceding paragraph, without regard, however, to the 7% limit on a Market Value Adjustment.


(C)      PLAN IS NO LONGER QUALIFIED:

         Upon receipt of notice that the Plan is not or is no longer qualified under Section 401(a) or 403(a) of the Code, Equitable reserves the right to terminate this Contract and to pay the amounts held in the Investment Options with respect to the Contract as if the Employer had terminated the Plan's participation under this Contract in accordance with subsection (b) above. this applies even if the Employer is not the Contract Holder.

(D)      INSTALLMENT PAYMENTS:

         Any installments to be paid pursuant to subsections (a) or (b) above will be made in accordance with the following:

         (i) The first such installment will be paid on a Business Day that is not more than 30 days after receipt at Equitable's Processing Office of the applicable request for payment.

         (ii) Each of the next four annual installments will be paid, respectively, on the first Business Day on or after each anniversary of the first installment.

         (iii) The final installment will be paid on the Business Day before the fifth anniversary of the day the first installment was paid.

         (iv) Each such installment will be equal to the amount then in the Guaranteed Interest Account divided by the number of remaining installments, including the one then due.

(E)      LIABILITY FOR PAYMENTS:

         Any amount payable pursuant to the above subsections will be paid to the Participant or otherwise paid as may be agreed upon in writing between the Participant and Equitable. Any payment by Equitable pursuant to this Section 5.03 will fully discharge Equitable from all liability with respect to the amount paid.

(F)      BENEFIT DISTRIBUTION:

         A "Benefit Distribution" for the purposes of this Section 5.03 means payment with respect to a Participant under the terms of the Plan or Contract in any of the following circumstances or as otherwise stated in the Application:

         (i) as a result of the Participant's retirement, death, or "Disability";

No. 1048-98-GC-OH                                                        Page 15

         (ii) as a result of the Participant's separation from service with the Employer, provided such separation from service would qualify as such under Section 402(d)(4)(A) of the Code as in effect under the Tax Reform Act of 1986;

         (iii) in connection with a minimum distribution made on or after the Participant's "Required Beginning Date," as defined in Section 401(a)(9)(C) of the Code.

         For the purposes of (i) above, "Disability" means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long, continued and indefinite duration, presumably for life, as determined by the Employer on the basis of either (A) a written determination by the Social Security Administration that disability payments under the Social Security Act have been approved; or (B) other evidence satisfactory to Equitable of such condition.

(G)      MARKET VALUE ADJUSTMENT:

         Any withdrawal from the Guaranteed Interest Account pursuant to subsection (a) or the last paragraph of subsection (b) above will be subject to a Market Value Adjustment (unless specified otherwise in either such subsection) if:

         (i)      no Withdrawal Charge applies to such withdrawal; or

         (ii) the Withdrawal Charge that applies is less than the Market Value Adjustment.

         The term "Market Value  Adjustment"  means the greater of (A) zero, and
         (B) a percentage equal to:

         (i) the sum of all market value adjustments for quarterly generations in the Guaranteed Interest Account, as determined pursuant to the next paragraph, with respect to the Contract as of the "Effective Date of Withdrawal," divided by

         (ii) the amount held in the Guaranteed Interest Account with respect to the Contract as of the Effective Date of Withdrawal.

         For purposes of such calculation, the Guaranteed Interest Account will be deemed to consist of a series of quarterly generations, one for each calendar quarter during which the Contract participated in the Guaranteed Interest Account.

         The market value adjustment for each such quarterly generation is the product of (A), (B) and (C) as follows:

         (A) the amount of the contract's "net cash flow" in the given quarterly generation as of the Effective Date of Withdrawal;

         (B)      the rate equal to

                  (1) the interest rate, as of the applicable "Calculation Date," for a five-year Treasury bond, minus

                  (2) the "average interest rate," during the calendar quarter in which such quarterly generation was first established, for five-year Treasury bonds, less 0.25%, subject to the following provisions of this subsection;

         (C) the fraction equal to the number of calendar days from the Effective Date of Withdrawal which occasioned this calculation to the maturity date for the given quarterly generation divided by 365. Such maturity date will be the quinquennial anniversary of the first Business Day of the given quarterly generation.

         "Effective Date of Withdrawal" for this purpose means the Business Day on which Equitable is to make payment of the requested withdrawal pursuant to the terms of subsection (a) or subsection (b) of this
         Section 5.03.

         "Calculation Date" for this purpose means the Business Day occurring on or next following the date on which Equitable receives the Employer's or Participant's request for payment pursuant to the terms of subsection (a) or


No. 1048-98-GC-OH                                                        Page 16
         subsection (b) of this Section 5.03. The Calculation Date is the date as of which Equitable determines the Market Value Adjustment.

         The "average interest rate" to be used for purposes of item (B)(2) above with respect to a given quarterly generation whose first Business Day was more than five years before the Calculation Date will be the average interest rate for the most recent calendar quarter whose first Business Day was a quinquennial anniversary of the first Business Day of the given quarterly generation.

         The contract's "net cash flow" in a given quarterly generation is the sum of all allocations (including interest credited) and transfers to, minus all withdrawals, deductions and transfers from, the Guaranteed Interest Account with respect to such quarterly generation. Equitable may, to the extent that such data are unavailable on the Calculation Date, estimate the applicable amount on the basis of appropriate historical data. The interest rate on a five-year Treasury bond will be determined by using the applicable rate of interest (on an annual effective yield basis) specified in the United States Treasury Department's Constant Maturity Series for that date. If the interest rate associated with a five-year Treasury bond is not available in that series, the rate will be determined by linear interpolation between the next lower and next higher available maturities. The source for the United States Treasury Department's Constant Maturity Series will be the Federal Reserve Statistical Release F.15 Bulletin. If for any reason this series is not available, the interest rate will be based on a comparable series.

         Equitable may at any time substitute a bond of different maturity for the five-year Treasury bond referred to in this subsection, provided that (i) any such change will apply only to Contracts which begin participation after such change, and (ii) such change will be made by advance written notice to the applicable Employer and Participant. In such event, the references in this subsection to "five years" and "quinquennial anniversary" will be deemed to have been correspondingly changed.


No. 1048-98-GC-OH                                                        Page 17

                   PART VI - WITHDRAWALS TO EFFECT PLAN LOANS

SECTION 6.01  WITHDRAWALS TO EFFECT EMPLOYER PLAN LOANS TO PARTICIPANTS


The Participant or the Employer on behalf of the Participant may request withdrawals for purposes of making loans for Plan Participants in accordance with the terms of the Plan and of the Code and applicable Treasury regulations. Future restrictions in the Code or applicable Treasury regulations may require changes in the terms and availability of withdrawals to make Plan loans under this Contract.

The Participant will specify from which Investment Option(s) and Sources, if applicable, the withdrawal is to be made.

SECTION 6.02  TERMS -- RESTRICTIONS

Withdrawals to effect Plan loans may not be made if the Plan has terminated or amounts are being paid pursuant to the terms of Section 5.03.

In addition, the following terms will apply:

(a) A withdrawal to make a Plan loan will be available only from the portion, if any, of the Annuity Account Value that is considered vested in accordance with the Plan, as reported to Equitable by the Employer.

(b) Before the loan effective date the Participant or the Employer on behalf of the Participant is to provide Equitable with a signed loan agreement, in a form satisfactory to Equitable, setting forth all applicable terms and conditions of the Plan loan. Such agreement is to be signed by the Employer (or Plan trustee) and the Participant.

(c) There is no more than one loan for a given Participant at one time, except for any loan which was established under the Plan before the Contract Date and transferred to this Contract.

(d) The rate of interest applicable to each Plan loan is a fixed rate for the full term of the loan, as determined by the Employer in accordance with the Plan. [If no such rate exists under the Plan, the rate shall be fixed at the prime rate as set by Equitable].

(e) The Plan loan must by its terms be repayable within a term as specified in the Code and applicable Treasury regulations and in the Plan.

(f) Loan repayments are to be remitted to Equitable as of each Plan Loan Repayment Date, with each such payment at least equal to the amount required, as specified in the amortization schedule. The "Plan Loan Repayment Date" will be each of a series of dates to be designated in a Plan loan amortization schedule included in the loan agreement referred to in subsection (b) above.

(g) Additional Plan loan repayments may be made at any time. The loan, including the full amount of interest due thereon, may, if the Plan so provides, be repaid in full at any time.

(h) Plan loan repayments will be allocated by Equitable either (i) to the Investment Options on the basis of the instructions submitted for withdrawal of such loan amounts pursuant to Section 6.01, or (ii) if the Participant so elects and if such Account is applicable under this Contract to the Plan, entirely to the Guaranteed Interest Account.

(i) A Plan loan will be deemed in default if (i) the full amount of any loan repayment is not received by Equitable within 90 days of the applicable Plan Loan Repayment Date, (ii) this Contract or the participation under this Contract with respect to the Plan is terminated, or (iii) the Participant dies. If a Plan loan is deemed in default, Equitable has the right to treat the loan principal as a withdrawal pursuant to Section 5.01, subject to any Withdrawal Charge that applies pursuant to Section 9.01, if specified in the Application.

SECTION 6.03  LIMITS ON AMOUNTS

The minimum amount of withdrawal for each loan will be the minimum set forth in the Plan, but in no event will be less than $1000. The maximum amount of withdrawal for each Plan loan will be the maximum amount permitted under Section 72(p) of the Code.


No. 1048-98-GC-OH                                                        Page 18

SECTION 6.04  PLAN LOAN CHARGES

The Application will specify if a one time set-up charge and/or an annual loan recordkeeping charge will apply. The maximum set-up charge is $150.00 or 1% of the loan amount, as specified in the Application; the maximum loan recordkeeping charge is $60.00 per year. The Application will also specify if a Withdrawal Charge may apply to a Plan loan which is deemed in default, as described in subsection (i) of Section 6.02.

Set-up and recordkeeping charges will be deducted by Equitable from the amounts held in the Investment Options. Any amount remitted by the Employer toward such charges will correspondingly reduce such deduction.




No. 1048-98-GC-OH                                                        Page 19

                            PART VII ANNUITY BENEFITS


SECTION 7.01  ANNUITY BENEFIT

Each Annuity Benefit under this Contract will be paid as a Life Annuity, unless another form offered by Equitable or one of its affiliated or subsidiary companies is elected, subject to the terms of the Plan. The Life Annuity form provides monthly payments to the Participant beginning as of the Annuity Commencement Date and ending with the last payment due before the Participant's death.

SECTION 7.02  REPORT FOR ANNUITY BENEFIT

The Participant or the Employer on behalf of the Participant will report to Equitable when an Annuity Benefit is to be provided under this Contract. Equitable reserves the right to require that the amount to be applied to provide such Annuity Benefit be at least $[5,000]. Any such report is to be made before the first payment under such Annuity Benefit. Any such report will be in the form prescribed by Equitable and will include all pertinent facts and determinations requested by Equitable. Equitable will be fully protected in relying on the reports and other information furnished by the Employer, Participant or other authorized person and need not inquire as to the accuracy or completeness thereof.


SECTION 7.03  APPLICATION TO PROVIDE ANNUITY BENEFIT

Prior to the date of the first payment under the Annuity Benefit to be provided hereunder, an application will be made to provide such Annuity Benefit. The amount so applied will be equal to the amount withdrawn from the Investment Options to provide such Benefit, less any applicable tax charge on annuity considerations; provided that the Participant or the Employer on behalf of the Participant may report, in accordance with Section 7.02, that only a portion of the given amount is to be used for such Benefit.

If Equitable has deducted charges for applicable tax from the Contributions being applied to provide an Annuity Benefit before they were allocated to the Investment Options pursuant to Section 3.01, Equitable will not again deduct charges from such Contributions for the same taxes. If however, taxes are later imposed upon Equitable when such an application is made, Equitable reserves the right to make an additional deduction for such taxes.

Application will be made on the basis of either (a) the Table of Guaranteed Annuity Payments included in Appendix A of this Contract, or (b) Equitable's then-current individual annuity rates applicable at the time of application to funds which derive from sources outside Equitable, whichever rates would provide a larger benefit with respect to the payee.

SECTION 7.04  CONDITIONS

Equitable has the right to ask for proof acceptable to it that the person on whose life a benefit payment is based is alive when each payment is due. Equitable will require proof of the age of any person on whose life an annuity form is based.

If a benefit was based on information that is later found not to be correct, such benefit will be adjusted on the basis of the correct information. The adjustment will be made in the amount of the benefit payments, or any amount used to provide the benefit, or any combination. Overpayments by Equitable will be charged against future payments. Underpayments will be added to future payments. Equitable's liability is limited to the correct information and the actual amounts used to provide the benefits.

If Equitable receives proof satisfactory to it that (a) a payee entitled to receive any payment under the terms of this Contract is physically or mentally incompetent to receive such payment or is a minor, (b) another person or an institution is then maintaining or has custody of such payee, and (c) no guardian, committee, or other representative of the estate of such payee has been appointed, Equitable may make the payments to such other person or institution. Equitable will have no further liability with respect to the payments so made.

If the amount to be applied hereunder is less than $3,500 or would result in an initial monthly payment of less than $20.00, Equitable may pay the amount to the payee in a single sum instead of applying it under the annuity form elected.


No. 1048-98-GC-OH                                                        Page 20

SECTION 7.05 CHANGES

Equitable reserves the right, upon 90 days' advance notice to the Participant, to change at any time on and after the fifth anniversary of the Register Date of this Contract, at intervals of not less than five years, the actuarial basis used in the Tables of Guaranteed Annuity Payments; however, no such change will apply to any Annuity Benefit provided before the change.



No. 1048-98-GC-OH                                                        Page 21

                       PART VIII - ANNUITY ACCOUNT VALUES

SECTION 8.01 PARTICIPANTS' ACCOUNTS (Applicable if the Employer is the contractholder)

The Employer may request Equitable to maintain Participant - level accounts; if Equitable consents, this will be so provided in the Application. If so, then the Employer will specify the Participant with respect to whom each Contribution is being remitted, the Source to which each Contribution relates, and the allocation by Source of such Contribution among the Investment Options. In addition, the terms of Sections 2.01 and 2.03 will apply separately with respect to each Participant's Annuity Account Value.

SECTION 8.02 WITHDRAWALS

The amount to be paid for a withdrawal pursuant to the terms of Section 5.01, plus any Withdrawal Charge which applies pursuant to Section 9.01, will be withdrawn on a pro-rata basis from the amounts held with respect to the Participant in the Investment Options, unless the Participant directs otherwise.

SECTION 8.03 TRANSFERS

The transfer rules described in Section 4.02 will apply separately with respect to each Participant. That is, the maximum percentage which may be transferred from the Guaranteed Interest Account applies to the amount held in such Account with respect to the Participant.

SECTION 8.04  FORFEITURES

         (a)      Forfeitures:

                  If the Employer reports to Equitable that the Annuity Account Value is to be reduced as a result of a forfeiture pursuant to the Plan, Equitable will reduce the Annuity Account Value by the amount of the reduction so reported as representing the unvested portion of the Annuity Account Value.

                  Equitable will apply the amount of any such reduction to the Forfeiture Account, described in subsection (b) below, pending subsequent disposition. Such amount (and any interest thereon) will be disposed of in a manner to be reported in writing to Equitable by the Employer.

         (b)      Forfeiture Account:

                  The Forfeiture Account is an unallocated account maintained by Equitable in order to hold amounts arising from reductions in Annuity Account Values pursuant to subsection (a) above. Such account will be maintained in the Money Market Account or in any Investment Option designated by Equitable by notice to the Employer or Participant.

         (c)      Withdrawals from Account:

                  If the Employer requests that the amount representing a forfeiture and the interest thereon be withdrawn from the Forfeiture Account, for any purpose other than reallocation of such amount to the Participants covered under the Plan and the Contract, such withdrawal may be subject to the terms of
                  Section 5.01 or 5.03, as if termination of participation under the Contract had occurred.


No. 1048-98-GC-OH                                                        Page 22

                                PART IX - CHARGES


SECTION 9.01  WITHDRAWAL CHARGES

A withdrawal or a termination payment made under Part V may be subject to a Withdrawal Charge as specified in the Application.

Equitable reserves the right to reduce or waive the Withdrawal Charge in such circumstances as it determines. The Application will specify the circumstances, if any, by which a waiver will apply. In addition, the years of participation under the Prior Contract, if applicable, will be included for purposes of determining the Withdrawal Charge, if so specified in the Application.

Moreover, the Withdrawal Charge will be reduced if needed in order to comply with any state law that applies.

SECTION 9.02  ADMINISTRATIVE CHARGE

If so specified in the Application, Equitable will withdraw an Administrative Charge from the Annuity Account Value as of the last Business Day of either each calendar quarter or each Contract Year, whichever is specified in the Application.

The Administrative Charge will, if specified in the Application, be prorated for the calendar quarter or Contract Year, whichever applies, in which the Contract Date occurs or in which the Annuity Account Value is withdrawn or applied to provide an Annuity Benefit.

In lieu of withdrawal from the Annuity Account Value, the Employer may pay the amount of such Charge directly to Equitable.

Equitable reserves the right to reduce or waive the Administrative Charge in such circumstances as it determines. The Application will specify the circumstances, if any, by which a waiver will apply.

SECTION 9.03  TRANSFER CHARGES

If specified in the Application, Equitable reserves the right to impose a charge with respect to any transfer among Investment Options after the first four such transfers made by the Participant in any calendar year, pursuant to Section
4.02. The amount of such charge will be set forth in a notice from Equitable to the Participant and in no event will exceed 50% of the amount of the then current Administrative Charge.

SECTION 9.04  DAILY SEPARATE ACCOUNT CHARGE

Assets of a Separate Account will be subject to a daily asset charge if so specified in the Application.

SECTION 9.05  LOAN CHARGES

As described in Section 6.04, a Plan loan set-up charge and a recordkeeping charge may apply with respect to each Participant for whom a Plan loan is effected, if so specified in the Application.

SECTION 9.06  PLAN RECORDKEEPING AND SERVICE CHARGES

If specified in the Application, a plan recordkeeping and services charge will be payable. To the extent that the Employer does not pay such charge directly to Equitable and has directed Equitable pursuant to the Application, Equitable will deduct such charge from the amounts held in the Investment Options with respect to the Contract.

The amount of the charge as well as the frequency at which such charge will be payable will be specified in the Application.

No. 1048-98-GC-OH                                                        Page 23

SECTION 9.07  ONGOING OPERATIONS CHARGE

If so specified in the Application, Equitable will withdraw, as of the last Business Day of each month, from the amount held in each Investment Option with respect to the Contract an Operations Charge equal to one-twelfth of the annual rate stated in the Application. In lieu of such withdrawal, the Employer may pay the amount of such Charge directly to Equitable.

SECTION 9.08  MARKET VALUE ADJUSTMENT

A Market Value Adjustment may apply in the event of termination of coverage under this Contract pursuant to the terms of Section 5.03, if such Section 5.03 applies as specified in the Application.

SECTION 9.09  CHANGES

In addition to the right of Equitable to reduce or waive charges as described in this Part IX, Equitable reserves the right, upon 90 days' advance written notice to the Participant, to increase the amount of any charge, subject to (a) the application of any increase in Withdrawal Charges described in Section 9.01 only to Contributions made after the date of the change and (b) with respect to the daily Separate Account charge described in Section 9.04, any limit on the amount then required by the Securities and Exchange Commission.


No. 1048-98-GC-OH                                                        Page 24

                           PART X - GENERAL PROVISIONS


SECTION 10.01  CONTRACT

This Contract constitutes the entire contract between the parties and will govern with respect to the rights and obligations of Equitable.

This Contract may not be modified, nor may any of Equitable's rights or requirements be waived, except in writing and by an authorized officer of Equitable. In addition to the rights of change reserved by Equitable as provided in this Contract, the Contract may be changed by amendment or replacement without the consent of any other person provided that such change does not reduce any Annuity Benefit provided before such change and provided that no rights, privileges, or benefits under the Contract with respect to Contributions made hereunder prior to the effective date of such change may be adversely affected by an amendment to the Contract without the consent of the Participant.

SECTION 10.02  STATUTORY COMPLIANCE

Equitable reserves the right to amend this Contract without the consent of any other person in order to comply with applicable laws and regulations. Such right will include, but not be limited to, the right to conform the Contract to reflect changes in the Code, in Treasury regulations or published rulings of the Internal Revenue Service, in the Employee Retirement Income Security Act of 1974, as amended, and in Department of Labor regulations.

The benefits and values available under this Contract will not be less than the minimum benefits required by any applicable state law.

SECTION 10.03  DEFERMENT

Payments by Equitable pursuant to the terms of Part V will be made within seven days after the Transaction Date. However, payments or applications of proceeds from a Separate Account can be deferred for any period during which (1) the New York Stock Exchange is closed or trading is restricted, (2) sales of securities or determination of the fair value of the Account's assets is not reasonably practicable because of an emergency, or (3) the Securities and Exchange Commission, by order, permits Equitable to defer payment in order to protect persons with interests in the Separate Account. Equitable can defer payment or transfer of any portion of an Annuity Account Value in the Guaranteed Interest Account for up to six months while the Participant is living.

SECTION 10.04  ASSIGNMENTS, NONTRANSFERABILITY

Neither the Participant nor Equitable may assign its rights or obligations hereunder without the other party's prior written consent, except that an assignment by Equitable to a corporation in which it has a direct or indirect ownership interest shall not require such consent provided that Equitable remains liable for the failure of that corporation to perform its obligations under this Contract.

Subject to the requirements of applicable law, no amount payable to a Participant or beneficiary under the Contract may be assigned, commuted or encumbered by the payee and no such amount will in any way be subject to any claim against such payee. Such prohibition will not apply to any assignment, transfer or attachment pursuant to a qualified domestic relations order, as defined in Section 414(p) of the Code.

SECTION 10.05  CONTRACT HOLDER'S RESPONSIBILITY

The sole responsibility of the Contract Holder is to serve as party to the Contract. The Contract Holder will have no responsibility for the administration of the Plan or for Contributions or any payments or other distributions hereunder. Equitable will deal with the Contract Holder in accordance with the terms and conditions of the trust agreement pursuant to which the Contract Holder agreed to act as such and in such manner as the Contract Holder and Equitable agree, without the consent of any other person.


No. 1048-98-GC-OH                                                        Page 25

SECTION 10.06  PLAN STATUS

A  "qualified  plan" is a plan or  agreement  that  meets the  requirements  for
Alternative Retirement Plans under Ohio law and the requirements for qualification under Section 401(a) or 403(a) of the Code. The Employer is to provide evidence satisfactory to Equitable that the Plan is a qualified plan and, if at any time the Plan is no longer a qualified plan, the Employer is to give Equitable prompt written notice thereof.

If (a) the Employer does not provide such evidence, or (b) the Employer gives notice that the Plan is no longer a qualified plan, then upon at least thirty days advance written notice to the Participant, Equitable may:

     (i)  prohibit further Contributions under this Contract, and

     (ii) withdraw from the Investment Options the amounts therein with respect to the Plan and make the payment described in subsection (c) of
          Section 5.03.

SECTION 10.07  MANNER OF PAYMENT

Equitable will pay all amounts payable under this Contract by check or, if so agreed upon by the Participant and Equitable, by wire transfer. All amounts payable by the Participant will be paid by check payable to Equitable or by any other method acceptable to Equitable.

SECTION 10.08  MISCELLANEOUS

Equitable's performance under this Contract is subject to prompt receipt of the following information from the Employer:

     (a) evidence satisfactory to Equitable the Participant to whom each Contribution is being remitted and the Contribution's Source;

     (b) a written copy of the Plan, and any amendments or modifications to said Plan;

     (c) the vesting schedule for the Plan, which includes but is not necessarily limited to service information; and

     (d) any additional information Equitable may reasonably require to fulfill the obligations set forth in this Contract.


No. 1048-98-GC-OH                                                        Page 26

                                   APPENDIX A

                      TABLE OF GUARANTEED ANNUITY PAYMENTS

Amount of Annuity Benefit payable monthly on the fixed dollar Life Annuity form provided by an application of $1,000.

                  Age                  Amount

                  55                     $3.50

                  60                      3.80

                  65                      4.20

                  70                      4.73

The amount of income provided under an Annuity Benefit payable on the Life Annuity form is based on 2.50% interest and the 1983 Individual Annuity Mortality Table "a" projected with Scale G, adjusted to a unisex basis, reflecting a 20% - 80% split of males and females at pivotal age 55.

Amounts required for ages not shown in the Table or for other annuity forms will be calculated by Equitable on the same actuarial basis, except that rates for ages over 85 will equal the rates for age 85.

67659



No. 1048-98-GC-OH                                                        Page 27